EXHIBIT 99.1
FOR FURTHER INFORMATION:
AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com
MERCANTILE BANK CORPORATION ANNOUNCES
2008 FIRST QUARTER RESULTS
Grand Rapids, MI – April 9, 2008 – Mercantile Bank Corporation (NASDAQ: MBWM) reported a net loss of $3.7 million, or $0.44 per diluted share, for the first quarter of 2008 compared with net income of $4.3 million, or $0.50 per diluted share, for the first quarter of 2007. Mercantile’s first quarter 2008 performance was impacted by the steep decline in interest rates that began late in the third quarter of 2007, and the sizeable provision for loan and lease losses taken in response to the deteriorating quality of certain of its commercial loan relationships.
Chairman and CEO Michael Price commented, “Last quarter, we identified weaknesses in parts of our loan portfolio as a result of the continuing decline in the Michigan economy, and specifically, the condition of our residential real estate markets, and we increased our loan loss provision accordingly. We are now witnessing the impact of Michigan’s declining economy on other sectors, including local businesses and commercial real estate. Our real estate collateral values, both residential and commercial, have deteriorated and the cash flow of some of our borrowers is increasingly strained. In light of current market conditions, we announced earlier this quarter that we were again increasing our loan loss provision to maintain a prudent level of reserves until we see signs of improvement.”

Operating Results
First quarter 2008 total revenue, consisting of net interest income plus noninterest income, was $13.3 million, a 16.5 percent decrease from the $15.9 million reported for the prior year first quarter. Net interest income was $11.4 million, down 21.4 percent from $14.5 million for the year-ago quarter; the 74 basis point, or 24.1 percent, decline in the net interest margin, from 3.07 percent to 2.33 percent, was partially offset by a 3.2 percent increase in average earning assets. Noninterest income for the first quarter was $1.9 million, up 34.2 percent from the $1.4 million reported for last year’s first quarter.
Mr. Price added, “As has most of the banking industry, we have experienced price competition for both deposits and loans. This has been a factor contributing to our net interest margin compression over the past year, and has been significantly exacerbated by the Federal Reserve’s 300 basis point rate cut over a period of six-months. In the near-term, Mercantile is an asset-sensitive bank, and the aggressive series of rate cuts has outpaced our ability to reduce our funding costs as rapidly.
“In view of the current state of the economy,” Mr. Price continued, “we anticipate that there could be further rate cuts ahead. However, when interest rates finally stabilize, we should see improvement in our net interest margin. Meanwhile, we continue to reprice our funding sources at significantly lower rates.”
The provision for loan and lease losses was $9.1 million for first quarter 2008 compared with $4.9 million for the fourth quarter of 2007, and $1.0 million for the year-ago quarter. Mr. Price stated that, “As long as our economy remains challenged, it is our intention to maintain a strong loan and lease loss reserve so we can respond aggressively to changing conditions.” The reserve for loans and leases was 1.67 percent of total loans and leases as of March 31, 2008, compared with 1.43 percent at December 31, 2007 and 1.24 percent as of March 31, 2007.
Noninterest expense for the first quarter of 2008 was $10.3 million, up $1.6 million, or 18.2 percent, over the prior-year first quarter, and $0.3 million, or 3.2 percent, over the linked quarter. Salaries and benefits were $5.8 million for the current quarter, up $0.4 million, or 7.2 percent, from first quarter 2007 and $0.2 million, or 4.1 percent, from the previous quarter, primarily reflecting annual salary increases as well as eleven additional full-time equivalent employees. Other expense increased by $0.9 million quarter over quarter, in large part from increased expenses associated with the administration and resolution of problem assets and increased FDIC insurance premium assessments.

Balance Sheet
“Asset growth is still curtailed by competitive pricing pressures and the weakened state of our economy. Since traditionally, the majority of our loans have been collateralized by local real estate, this has provided a further drag on our growth,” added Mr. Price. Total assets were $2.12 billion at March 31, 2008, an increase of $26.4 million, or 1.3 percent, since March 31, 2007. Loans grew $45.5 million, or 2.6 percent, year over year to $1.8 billion. Mercantile’s loan portfolio is approximately 73 percent secured by real property, with construction and development loans accounting for $269 million, equivalent to 14.9 percent of total loans and leases. Deposits totaled $1.6 billion at March 31, 2008, a decline of 7.8 percent, or $131.4 million, from March 31, 2007. Mercantile continues to shift a portion of its brokered deposits into lower-rate FLHB advances, which increased $140 million above the year-ago quarter, to $230 million.
Asset Quality
“While problem assets have increased over the last several quarters, this past quarter we experienced a sudden and rapid deterioration in a number of our commercial loan relationships, which previously had been performing fairly well. Analysis of certain commercial borrowers revealed a reduced capability on part of these borrowers to make required payments as indicated by factors such as delinquent loan payments, diminished operating cash flow, deteriorating financial performance, or past due property taxes, and in the case of commercial and residential development projects slow absorption or sales trends. In addition, commercial real estate is the primary collateral source for many of these borrowing relationships and recently completed evaluations and appraisals in many cases reflect significant declines from the original estimated values. In this context, we felt it to be prudent to take the $9.1 million provision,” added Mr. Price.
At March 31, 2008, Mercantile reported nonperforming assets of $40.6 million, or 1.92 percent of total assets, up from $35.7 million (1.68 percent of total assets) at December 31, 2007, and $12.6 million (0.60 percent of total assets) for the year-ago quarter. “While Mercantile has had a history of strong asset quality,” Mr. Price continued, “our current performance should be viewed in the context of Michigan’s weak economy. According to the fourth quarter 2007 FDIC Michigan state profile, the median value for nonperforming loans was 3.58 percent of loans; this median includes all 164 banks in the state of Michigan.”
Nonperforming loans and foreclosed properties associated with the development and construction of residential real estate totaled $13.1 million, plus another $4.3 million in nonperforming loans secured by, and foreclosed properties consisting of, residential properties at March 31, 2008; this compares with nonperforming loans of $11.1 million and foreclosed properties of $3.2 million at December 31, 2007. Commercial nonperforming assets were $23.2 million as of March 31, 2008 compared with $21.4 million as of December 31, 2007.
Net loan charge-offs for first quarter 2008 were $5.0 million, or an annualized 1.1 percent of average loans, compared with $3.9 million, or an annualized 0.87 percent of average loans during the fourth quarter of 2007. Net loan charge-offs associated with residential-related loans and commercial-related loans were $1.7 million and $3.3 million, respectively.

Shareholders’ equity at March 31, 2008 was $174.3 million, a decline of $3.9 million, or 2.2 percent, from December 31, 2007. Total shares outstanding at first quarter-end 2008 were 8,530,082. The Bank is still “well-capitalized” under regulatory capital requirements, with a total risk-based capital ratio of 11.3 percent at March 31, 2008, compared to 11.4 percent as of December 31, 2007.
In conclusion, Mr. Price added, “Despite a disappointing first quarter, we have a healthy loan loss reserve and a well-capitalized balance sheet. Mercantile has grown into an important banking force in the West Michigan market, and our expansion initiatives have been met with strong customer acceptance. We have built a solid company, able to withstand the vagaries of the Michigan economy. With our well-trained, experienced and highly motivated team of commercial lenders, we believe we are well positioned to take advantage of Michigan’s eventual economic recovery.”
About Mercantile Bank Corporation
Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Headquartered in Grand Rapids, the Bank provides a wide variety of commercial banking services through its five full-service banking offices in greater Grand Rapids, and its full-service banking offices in Holland, Lansing, Ann Arbor and Oakland County, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economy; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
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Mercantile Bank Corporation
First Quarter 2008 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
(dollars in thousands except per share data)	2008	2007	2007	2007	2007
EARNINGS
Net interest income	$11,383	13,074	14,051	13,948	14,484
Provision for loan and lease losses	$9,100	4,900	2,800	2,350	1,020
NonInterest income	$1,890	1,534	1,507	1,421	1,408
NonInterest expense	$10,329	10,008	9,570	10,039	8,739
Net income (loss)	$(3,738)	95	2,367	2,221	4,283
Basic earnings (loss) per share	$(0.44)	0.01	0.28	0.26	0.51
Diluted earnings (loss) per share	$(0.44)	0.01	0.28	0.26	0.50
Average shares outstanding	8,465,148	8,462,260	8,458,601	8,455,891	8,436,842
Average diluted shares outstanding	8,465,148	8,485,035	8,491,612	8,503,138	8,518,666

PERFORMANCE RATIOS
Return on average assets	(0.71%)	0.02%	0.45%	0.43%	0.84%
Return on average common equity	(8.44%)	0.21%	5.32%	5.08%	10.04%
Net interest margin (fully tax-equivalent)	2.33%	2.64%	2.86%	2.91%	3.07%
Efficiency ratio	77.82%	68.51%	61.51%	65.32%	54.99%
Full-time equivalent employees	317	306	302	305	295

CAPITAL
Period-ending equity to assets	8.24%	8.40%	8.44%	8.30%	8.40%
Tier 1 leverage capital ratio	9.69%	9.97%	10.06%	10.10%	10.12%
Tier 1 risk-based capital ratio	10.05%	10.14%	10.19%	10.26%	10.44%
Total risk-based capital ratio	11.33%	11.39%	11.40%	11.37%	11.52%
Book value per share	$20.43	20.89	20.96	20.59	20.70
Cash dividend per share	$0.15	0.14	0.14	0.14	0.13

ASSET QUALITY
Gross loan charge-offs	$5,137	3,988	795	1,358	1,134
Net loan charge-offs	$4,957	3,943	743	1,204	777
Net loan charge-offs to average loans	1.11%	0.87%	0.17%	0.28%	0.18%
Allowance for loan and lease losses	$29,957	25,814	24,857	22,800	21,654
Allowance for loan losses to total loans	1.67%	1.43%	1.38%	1.28%	1.24%
Nonperforming loans	$35,259	29,809	23,070	20,595	10,018
Other real estate and repossessed assets	$5,371	5,895	2,820	3,369	2,540
Nonperforming assets to total assets	1.92%	1.68%	1.23%	1.14%	0.60%

END OF PERIOD BALANCES
Loans and leases	$1,794,310	1,799,880	1,796,962	1,776,026	1,748,838
Total earning assets (before allowance)	$2,006,373	2,011,908	2,005,136	1,980,722	1,967,733
Total assets	$2,115,948	2,121,403	2,106,427	2,103,520	2,089,577
Deposits	$1,554,750	1,591,181	1,640,984	1,639,010	1,686,157
Shareholders’ equity	$174,295	178,155	177,724	174,531	175,477

AVERAGE BALANCES
Loans and leases	$1,793,726	1,791,510	1,773,151	1,755,033	1,741,531
Total earning assets (before allowance)	$2,015,210	2,006,940	1,992,075	1,965,345	1,953,416
Total assets	$2,115,468	2,104,212	2,096,597	2,075,217	2,058,718
Deposits	$1,578,545	1,618,825	1,632,153	1,643,522	1,647,000
Shareholders’ equity	$177,632	178,583	176,482	175,434	173,028

Mercantile Bank Corporation
First Quarter 2008 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS

	MARCH 31,	DECEMBER 31,	MARCH 31,
	2008	2007	2007
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and due from banks	$31,903,000	$29,138,000	$52,098,000
Short term investments	537,000	292,000	268,000
Federal funds sold	0	0	13,400,000

Total cash and cash equivalents	32,440,000	29,430,000	65,766,000

Securities available for sale	133,978,000	136,673,000	133,346,000
Securities held to maturity	65,318,000	65,330,000	64,372,000
Federal Home Loan Bank stock	12,230,000	9,733,000	7,509,000

Loans and leases	1,794,310,000	1,799,880,000	1,748,838,000
Allowance for loan and lease losses	(29,957,000)	(25,814,000)	(21,654,000)

Loans and leases, net	1,764,353,000	1,774,066,000	1,727,184,000

Premises and equipment, net	34,178,000	34,351,000	34,294,000
Bank owned life insurance policies	39,553,000	39,118,000	31,155,000
Accrued interest receivable	9,132,000	9,957,000	10,997,000
Other assets	24,766,000	22,745,000	14,954,000

Total assets	$2,115,948,000	$2,121,403,000	$2,089,577,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$121,755,000	$133,056,000	$130,857,000
Interest-bearing	1,432,995,000	1,458,125,000	1,555,300,000

Total deposits	1,554,750,000	1,591,181,000	1,686,157,000

Securities sold under agreements to repurchase	83,184,000	97,465,000	78,045,000
Federal funds purchased	15,800,000	13,800,000	0
Federal Home Loan Bank advances	230,000,000	180,000,000	90,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	4,086,000	4,013,000	3,480,000
Accrued expenses and other liabilities	20,843,000	23,799,000	23,428,000

Total liabilities	1,941,653,000	1,943,248,000	1,914,100,000

SHAREHOLDERS’ EQUITY
Common stock	173,134,000	172,938,000	172,515,000
Retained earnings (deficit)	(60,000)	4,948,000	3,817,000
Accumulated other comprehensive income (loss)	1,221,000	269,000	(855,000)

Total shareholders’ equity	174,295,000	178,155,000	175,477,000

Total liabilities and shareholders’ equity	$2,115,948,000	$2,121,403,000	$2,089,577,000

Mercantile Bank Corporation
First Quarter 2008 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED	THREE MONTHS ENDED
	March 31, 2008	March 31, 2007
	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans and leases, including fees	$29,063,000	$33,422,000
Investment securities	2,802,000	2,506,000
Federal funds sold	86,000	93,000
Short term investments	4,000	4,000

Total interest income	31,955,000	36,025,000

INTEREST EXPENSE
Deposits	17,103,000	18,825,000
Short term borrowings	551,000	832,000
Federal Home Loan Bank advances	2,329,000	1,194,000
Long term borrowings	589,000	690,000

Total interest expense	20,572,000	21,541,000

Net interest income	11,383,000	14,484,000

Provision for loan and lease losses	9,100,000	1,020,000

Net interest income after provision for loan and lease losses	2,283,000	13,464,000

NONINTEREST INCOME
Service charges on accounts	504,000	389,000
Other income	1,386,000	1,019,000

Total noninterest income	1,890,000	1,408,000

NONINTEREST EXPENSE
Salaries and benefits	5,774,000	5,384,000
Occupancy	974,000	767,000
Furniture and equipment	540,000	493,000
Other expense	3,041,000	2,095,000

Total noninterest expense	10,329,000	8,739,000

Income (loss) before federal income tax expense (benefit)	(6,156,000)	6,133,000

Federal income tax expense (benefit)	(2,418,000)	1,850,000

Net income (loss)	$(3,738,000)	$4,283,000

Basic earnings (loss) per share	($0.44)	$0.51

Diluted earnings (loss) per share	($0.44)	$0.50

Average basic shares outstanding	8,465,148	8,436,842

Average diluted shares outstanding	8,465,148	8,518,666